Exhibit 10.8

SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE (this “Agreement”) is made by and between Willbros United States Holdings, Inc. (formerly known as Willbros USA, Inc.) (“Company”) and John T. Dalton (“Executive”) and is effective on the day of execution of this Agreement by Executive (the “Effective Date”).

PURPOSE

Company and Executive have reached a mutual understanding with regard to the terms of Executive's termination of employment as Senior Vice President and General Counsel of Company.

TERMS

In order to achieve a final and amicable resolution of the employment relationship in all its aspects and in consideration of the mutual covenants and promises set forth below, the parties agree as follows:

1.           Termination of Employment: Executive's employment as Senior Vice President and General Counsel of Company will terminate effective March 31, 2009 (the “Termination Date”). Executive hereby resigns his position as an officer of Company and as an officer and/or director of any subsidiary or affiliate of Company effective on the Termination Date. Executive will receive his regular base salary through the Termination Date and payment for any accrued and unused vacation on the regular Company payday for Executive employees next following the Termination Date.

2.           Benefits under Employment Agreement and Severance Plan:  Executive and Company have entered into an Amended and Restated Employment Agreement dated December 31, 2008 (the “Employment Agreement”), providing certain benefits to Executive in the event of Company's termination of Executive's employment during the term of the Employment Agreement without cause. Executive is also a participant in the Willbros Group, Inc. Severance Plan, as amended and restated effective September 25, 2003 (the “Severance Plan”) that provides certain benefits to Executive in the event of an involuntary termination without cause. It is the intent of the parties that Executive receive the full benefits to which he is entitled pursuant to the Employment Agreement and the Severance Plan as a result of the involuntary termination of his employment without cause. Attached as Exhibit A is a letter representing the mutual understanding of the parties as to how the benefits under the Employment Agreement and Severance Plan will be administered and paid. The Separation Payment and certain other consideration described below constitute benefits to which Executive is not otherwise entitled under the Employment Agreement, the Severance Plan or any other agreement, promise or Company sponsored benefit plan.

3.           Separation Payment:  In consideration of the release and other obligations of Executive as set forth below, Company will pay to Executive within ten (10) days after the Effective Date, the lump sum amount of Two Hundred Twenty Thousand Dollars  ($220,000) less standard payroll withholding (the “Separation Payment”).

4.           Payment in lieu of Bonus:  Executive is not entitled to a bonus payment for bonus plan year 2011 pursuant to the Employment Agreement. In lieu of such bonus, Company will pay Executive the amount of Four Hundred Twenty-Four Thousand Five Hundred Dollars ($424,500). This payment will be made in lump sum, less standard payroll withholding, within ten (10) days after the Effective Date.

5.           Medical Insurance Coverage:  Company will take those steps required by the plan to include coverage for Executive and his eligible dependents under Company's Group Medical Plan and the Group Accident and Medical Expense Reimbursement Insurance Policy from the Termination Date through October 31, 2011 (the “Medical Coverage Continuation Period”) or the date that said coverage is terminated for all participants, whichever occurs first. Provided, however, that such coverage shall cease if Executive becomes an employee of any employer offering comparable group medical coverage for which Executive is eligible during the Medical Coverage Continuation Period. Company acknowledges that following the termination of the Medical Coverage Continuation Period, Executive shall be entitled to continue participation for a limited period of time in Company's Group Medical Plan under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). Such limited period of time will be determined under the COBRA regulations. Detailed information concerning the costs and procedures applicable to such medical coverage will be provided separately by Company. Executive acknowledges that such extension of the coverage during the Medical Coverage Continuation Period is one benefit owed by Company to the Executive and his dependants as set forth in Section 1.2 (b) of the Employment Agreement and may result in taxable income to Executive for federal income tax purposes.

6.           Stock Options:  As a participant in the Willbros Group, Inc. 1996 Stock Plan (“Stock Plan”), Executive has vested incentive stock options to purchase Fifty Thousand (50,000) shares of common stock of Willbros Group, Inc. (“WGI”) at the price of Seven Dollars and Twenty-Six Cents ($7.26) per share. Under the terms of the option agreement evidencing such options, such options must be exercised within three months from the Termination Date. However, with the concurrence of the Compensation Committee of the WGI Board of Directors, Company will extend the exercise period of each option for the full remaining term of such option until October 30, 2012. Executive acknowledges, however, that such extended exercise period may cause Executive's incentive stock options to be treated as non-qualified stock options for federal income tax purposes. Executive further acknowledges that any of Executive's incentive stock options which are exercised more than three (3) months after the Termination Date will be treated as non-qualified stock options for federal income tax and employment tax purposes.

7.           Vesting of Restricted Stock:  Executive has been granted 55,875 shares of restricted stock under the Stock Plan ownership of which has not yet vested in Executive pursuant to the terms of the Restricted Stock Award Agreements evidencing such grants. Company agrees that all of such shares of restricted stock granted to Executive shall vest in full as of the Termination Date. Executive acknowledges that standard payroll withholding will be due on such shares when vested on the Termination Date. Executive has elected to satisfy the withholding requirements by paying cash to discharge the payroll obligation, such payment to be made no later than twelve (12) days following the Termination Date.

8.           Other Benefits:  Neither this Agreement nor the release contained herein shall waive Executive's right to any vested benefit under any Company sponsored pension or retirement plan, or otherwise affect or diminish Executive’s benefits, entitlements, and other rights under the Employment Agreement through the end of the Employment Period on October 31, 2011.

9.           Certification of Code of Business Conduct and Ethics:  In accordance with Company policy, Executive shall acknowledge his compliance with the Willbros Group, Inc. Code of Business Conduct and Ethics and WGI's Foreign Corrupt Practices Act Compliance Policy by completing, signing and returning to Company a certification of compliance with the referenced policy with respect to that portion of calendar year 2009 preceding the Termination Date.

10.           Waiver of Reinstatement and Future Employment:  Executive forever waives and relinquishes any right or claim to reinstatement to active employment with Company, its affiliates, subsidiaries, divisions, and successors.

11.           Release by Executive of Company:  Except for the obligations specifically set forth in this Agreement, Executive fully and forever relieves, releases, and discharges Company, its predecessors, successors, parent, subsidiaries, operating units, affiliates, divisions, and the  agents, representatives, officers, directors, shareholders, employees and attorneys of each of the foregoing, from all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs, expenses, damages, actions, and causes of action, whether in law or in equity, whether known or unknown, suspected or unsuspected, arising from Executive's employment with and termination from Company, including but not limited to any and all claims pursuant to Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e, et seq., as amended by the Civil Rights Act of 1991, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Civil Rights Act of 1866, 42 U.S.C. §§1981, 1983 and 1985, which prohibits violations of civil rights; the Equal Pay Act of 1963, 29 U.S.C. § 206(d)(1), which prohibits unequal pay based upon gender; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §1001, et seq., which protects certain employee benefits; the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. § 12101, et seq., which prohibits discrimination against the disabled; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601, et seq., which provides medical and family leave; the Fair Labor Standards Act, 29 U.S.C. § 201, et seq., including the Wage and Hour Laws relating to payment of wages, including, but not limited to, vacation pay, commissions, and bonuses; and all other federal, state or local laws or regulations prohibiting employment discrimination and/or governing the payment of wages, benefits, and other forms of compensation. This release also includes but is not limited to a release by Executive of any claims for breach of contract, mental pain, suffering and anguish, emotional upset, impairment of economic opportunities, unlawful interference with employment rights, defamation, intentional or negligent infliction of emotional distress, fraud, wrongful termination, wrongful discharge or retaliation in violation of statutes or public policy, breach of any express or implied covenant of good faith and fair dealing, that Company has dealt with Executive unfairly or in bad faith, and all other common law contract and tort claims. Executive is not waiving any rights or claims that may arise after this Agreement is signed by Executive, or any claims related to Company’s non-performance of this Agreement, the Employment Agreement, or the Severance Plan

12.           Confidentiality and Nondisclosure:  During his employment as Senior Vice President and General Counsel of Company, Executive has been given access to or has developed information some of which may be non-public confidential information of a proprietary nature, and some of which may qualify as a trade secret or may constitute an attorney-client communication. All such non-public information and material shall be treated by Executive as “Confidential Information” to be protected from disclosure or unauthorized use. Such confidentiality may be waived only by the written consent of Company. Provided, however, that nothing contained herein shall prohibit Executive from cooperating freely with the United States Department of Justice (“DOJ”), the United States Securities and Exchange Commission (“SEC”), and other federal and state authorities having jurisdiction, on any matter about which they inquire involving Company, its parent, subsidiaries, affiliates, and/or any of their officers, directors, employees and agents. Any such report or cooperation will be consistent with Executive's ethical obligations as an attorney and nothing contained herein shall constitute a waiver by Company and its affiliates of any confidentiality owed to them by Executive by reason of his provision of legal representation and advice. As used herein, Confidential Information shall specifically include, but not be limited to, non-public data related to: (a) information relating to the manner in which Company, its parent, subsidiaries, and/or affiliates do business, including, but not limited to, their legal strategies, evidence, and positions with regard to pending or possible claims or other legal proceedings, business plans, financial results, software and computer systems, construction processes, bid procedures or status, quality procedures, product test results, personnel files, employment policies, salaries and wages, benefits, employee contracts, performance reviews, and labor relations strategies; (b) information related to any pending or contemplated claims, litigation, investigations, arbitrations, and/or other fact-finding or adjudicative proceedings involving Company and/or its parent, subsidiaries, and/or affiliates; and (c) information relating to contractual obligations of Company and/or its parent, subsidiaries, and/or affiliates to third parties. Nothing contained herein shall prevent Executive from using any truthful, non-confidential information about Company and his employment in order to obtain future employment or for any other lawful purpose.

13.           Non-disparagement:  Except as otherwise required by law, both Executive and Company will respond to any inquiry concerning Executive's employment termination by stating that that the departure was mutually agreed upon between Executive and Company. Neither party will make any public statements or releases to the media disparaging of the other, including the management of Company, its parent or affiliates.

14.           Indemnification and Continued Cooperation:  Nothing in this Agreement shall affect any of Executive's rights with respect to full coverage and indemnification under the relevant director and officer liability insurance coverages to which Executive is entitled in his capacity as a former officer of Company, a former officer of WGI, and a former officer or director of certain WGI affiliates, whether under that certain Indemnification Agreement between WGI and Executive or otherwise. Subject to his availability, and for a reasonable fee to be mutually agreed, Executive agrees to assist Company, its affiliates and their respective attorneys in any litigation, claim, dispute, or governmental investigation brought by or against Company or its affiliates as to which Executive may have knowledge of the facts and circumstances. Executive agrees to immediately notify Company upon receipt of any subpoena or deposition notice compelling his testimony related to matters arising out of his employment with Company. Subject to Section 15, Company shall advance to Executive for all reasonable expenses incurred in complying with this provision.

15.           Costs, Legal Defense Counsel and Related Defense:  Company hereby confirms that it will continue to make available to Executive and bear the full costs and expenses of legal counsel and related support necessary or convenient to assist Executive with any future Executive's preparation for, and appearance at, any interviews or testimony requested by the DOJ and/or the SEC in connection with the investigations of Company and its affiliates recently concluded by those agencies (the “Investigations”) or in connection with any inquiry arising during the term of the Deferred Prosecution Agreement and for one year thereafter. Company is providing such legal counsel at its own expense because (i) Executive was a former officer and employee of Company and certain of its affiliates during the period under Investigation, and (ii) as of the Termination Date it appears to Company that Executive managed those Investigations properly and without any indication of wrongdoing on his part. This legal defense commitment  by Company as described in this Section 15 is subject to later further consideration if it is later determined by a court of law that Executive engaged in actions which were unlawful in the view of the DOJ and /or the SEC. Accordingly, save and except for a later determination by a court of law that Executive acted unlawfully in connection with the Investigations, a plea of “no contest” to such charge, or entry into a settlement agreement with a governmental authority under which Executive is barred from serving as an officer or director of a publicly traded company, this undertaking is an irrevocable undertaking by Company to indemnify Executive in the future for all legal costs or fines or penalties that Executive may incur in connection with the Investigations or legal proceedings related thereto. This undertaking by Company to make legal counsel available to Executive and to defray, at the Termination Date, the costs and expenses incurred by Executive in connection with the Investigation has arisen, in part, due to Executive's many years of good and loyal service to Company, especially in connection with the Investigations and with Executive’s lead role in the parallel successful effort in connection with Company’s sale of its business interests in Nigeria. Accordingly, these amounts constitute expenses for a business purpose and are not personal expenses. Payment of these amounts is not intended to be, and Company expressly stipulates that they are not, a “personal loan” under Section 402 of the Sarbanes-Oxley Act.

16.           Return of Company Property:  Executive will return to Company promptly upon termination of employment, any and all property in his possession belonging to Company, its parent, affiliates and divisions, including without limitation, office equipment, files, reports, manuals and keys; provided, however, Executive will be permitted to retain the Company-issued cell phone and number, and the Company-issued lap-top computer. Executive will, upon request, submit the computer to inspection by Company and removal of all Company files.

17.           No Admission of Liability:  This Agreement and compliance with this Agreement shall not be construed as an admission by Company of any liability whatsoever, or as an admission by Company of any violation of the rights of Executive or any other person, or any violation of any order, law, statute, duty or contract.

18.           Severability:  In the event that any provision of this Agreement should be held to be void, voidable, or unenforceable, the remaining portions herein shall remain in full force and effect.

19.           Governing Law:  This Agreement will be interpreted and enforced in accordance with the laws of the State of Texas, excluding any conflicts of law or other provision that would require reference to the laws of another jurisdiction, and the parties hereby agree to submit all disputes not amicably resolved to the exclusive jurisdiction of the federal and state courts located in Harris County, Texas.

20.           Authorization:  Each person signing this Agreement as a party or on behalf of a party represents that he or she has consulted with counsel regarding the contents of this Agreement, fully understands its meaning and intent, and is duly authorized to sign this Agreement on such party's behalf, and is executing this Agreement voluntarily, knowingly, and without any duress or coercion.

DATED: March 31, 2009	/s/ John T. Dalton
JOHN T. DALTON

WILLBROS UNITED STATES HOLDINGS, INC.

DATED: March 31, 2009	By: /s/ Dennis G. Berryhill
Its: Vice President and Secretary

EXHIBIT A

4000 One Williams Center
Tulsa, Oklahoma 74172
918.586.5711 Phone
918.586.8982 Fax
www.cwlaw.com
J. Ronald Petrikin	Direct Line: (918) 586-5683
Attorney at Law	Direct Fax: (918) 586-8683
rpetrikin@cwlaw.com

March 25, 2009
Joseph Y. Ahmad
Ahmad, Zavitsanos & Anaipakos, P.C. 1221
McKinney, Suite 3460
Houston, TX 77010

Re:	John T. Dalton and Willbros United States Holdings, Inc. (formerly known as Willbros USA, Inc.)

Dear Mr. Ahmad:

This letter will summarize the rights of your client, John T. Dalton, to benefits pursuant to an Amended and Restated Employment Agreement dated December 31, 2008 (the “Employment Agreement”) and the Willbros Group, Inc. Severance Plan (the “Severance Plan”). This summary is intended to be a guideline and is not intended to amend or modify any provision of the Employment Agreement or the Severance Plan. To the extent any portion of this letter contradicts a provision of the Employment Agreement or the Severance Plan, the terms of the Employment Agreement and/or the Severance Plan govern.

Timing and Form of Separation

Mr. Dalton and the management of Willbros United States Holdings, Inc. (formerly known as Willbros USA, Inc.) (“Willbros”) have agreed that his termination of employment will be effective March 31, 2009 (the “Termination Date”). Mr. Dalton will submit his resignation to Willbros’ Board of Directors as an officer of Willbros and all of its affiliates effective on the Termination Date. After review by Mr. Dalton, Willbros will issue a press release announcing that Mr. Dalton has left to pursue other interests and thanking him for his past efforts and tangible contributions on behalf of Willbros and will file a Form 8-K with the SEC to that effect.

Mr. Dalton's separation from Willbros will constitute an “involuntary termination of employment without cause” for purposes of the application of the Employment Agreement, the Severance Plan, and for all other purposes and his personnel file will reflect that fact.

Benefits under the Severance Plan

Per Plan section 3.3.1, Mr. Dalton will receive a single, lump sum payment of Four Hundred Seven Thousand Five Hundred Fifty Dollars ($407,550), this being 100% of the annual base salary at the rate in effect on the Termination Date. Payment will occur within 60 business days of the Termination Date.

Benefits under the Employment Agreement

Base Salary Continuation: Per Employment Agreement section 4.3(a)(i), during the remainder of the Employment Period under the Employment Agreement, i.e., through October 31, 2011, Mr. Dalton will receive his base salary. The base salary payments will be payable on the regular payroll payment dates of Willbros for the first two and one-half months following the Termination Date and then commencing again for the period that is one day after six months following the Termination Date. The payment made in the sixth month will include the payments that were delayed during the suspension period. Per Employment Agreement section 4.3(e), the total amount of base salary payments under the Employment Agreement will be reduced in the last year of the Employment Period by the amount of the base salary payment under the Severance Plan. Consequently, the total base salary payout under the Employment Agreement will be reduced by the Plan payout of Four Hundred Seven Thousand Five Hundred  Dollars ($407,550).

Annual Bonus: Per Employment Agreement section 4.3(a)(iii), Mr. Dalton is entitled to an annual cash bonus of Five Hundred Nine Thousand Four Hundred Thirty-Eight Dollars ($509,438) for 2009 and 2010 calculated as one hundred twenty-five percent (125%) of his base salary in effect on the Termination Date. Each of the two bonus payments shall be made in lump sum on the regular dates on which Willbros pays bonuses to the other participants in the plan, but in no event later than March 31 of the year following the 2009 and 2010 bonus years, respectively.

Benefit Continuation: Per Employment Agreement section 4.3(a)(ii), during the remainder of the Employment Period, to the extent legally permissible, Mr. Dalton will continue to be entitled to all benefits and benefit payment options under all of the employee benefit programs, plans or arrangements of Willbros described in Employment Agreement section 1.2(b) as if he were still employed, including disability, life, sickness, accident, vision, dental, medical and health benefits [with Execucare feature,] and premium reimbursement for the CIGNA carryover life insurance charge, which have accrued as of the Termination Date under the WGI 1996 Stock Plan. Any modification or termination of benefit programs, plans and arrangements will affect Mr. Dalton's participation to the same extent other participants are affected.

Coordination of Benefits under the Plan and the Employment Agreement: Notwithstanding that per Employment Agreement section 4.3(e), the total amount of base salary payments under the Employment Agreement will be reduced in the last year of the Employment Period by the amount of the base salary payment under the Severance Plan, the benefit continuation period will not end until October 31, 2011 when all non-salary benefit and other related payments to Mr. Dalton have been made, at which point Willbros will provide Mr. Dalton his COBRA entitlement packet for extended medical coverage at Mr. Dalton’s cost for both he and his dependants.  All payments made pursuant to the Plan and the Agreement shall be subject to deductions for applicable federal, state, and local taxes.

Very Truly Yours

/s/ J. Ronald Petrikin

J. Ronald Petrikin
For the Firm

cc: John T. Dalton c/o Willbros